Exhibit 4.1

         THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
         COVERING SECURITIES THAT HAVE BEEN REGISTERED
               UNDER THE SECURITIES ACT OF 1933.

                                                  April 30, 1995

            PRIMUS AUTOMOTIVE FINANCIAL SERVICES, INC.
                          PRIME ACCOUNT

This document is intended to satisfy the summary plan description requirements under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the Primus Automotive Financial Services, Inc. Prime Account (the "Plan") and to serve as a prospectus pursuant to certain requirements of the Securities and Exchange Commission.

This prospectus covers shares of Ford Motor Company ("Ford") Common Stock being offered on the basis set forth herein to eligible participants under the Plan sponsored by Primus Automotive Financial Services, Inc. (the "Company"). Plan participants will be entitled to invest their own contributions and Company matching contributions in several different investment funds, including: the Ford Stock Fund, the Core Equity Fund, the 500 Index Fund, the Intermediate Bond Fund and the Short-Term U.S. Government Securities Fund.

General Plan Information

The Plan, which is maintained on a calendar year basis, was established effective April 1, 1992, to assist eligible employees in saving for their retirement. The trustee of the trust related to the Plan is Comerica Bank. The Plan includes a retirement savings section under which employee contributions (pre-tax) may be matched by the Company. Although it has not expressed any intention to do so, the Plan Committee (the "Committee"), appointed by the Company and which serves as the Plan administrator, has the authority to terminate the Plan at any time. In the event of Plan termination, the Committee will direct the trustee to distribute the assets of the Plan to the participants, former participants, and beneficiaries in accordance with their interests under the Plan. In the event of termination, all participant accounts become fully vested. The Committee also has the right to amend the Plan; however, in no event will an amendment reduce the interest in the Plan of any participant. The duties and responsibilities of the Committee include, but are not limited to the following: the right to appoint accountants, consultants, counsel, etc. as deemed necessary to administer the Plan, the right to determine benefits and resolve questions, and the right to settle any claims against the Plan.

In order to obtain more information about the Plan and its administrators, participants may call (615) 665-7939 or write to the Committee, Primus Automotive Financial Services, Inc., One Burton Hills Boulevard, Suite 350, P.O. Box 150395, Nashville, Tennessee 37215.

ERISA

The Plan is a defined contribution plan described in Section 3(34) of ERISA. As such, the Plan is subject to the applicable provisions of Part 1 (Reporting and Disclosure), Part 2 (Participation and Vesting), Part 4 (Fiduciary Responsibility) and Part 5 (Administration and Enforcement) of Subtitle B of Title 1 of ERISA. The Plan is neither subject to Part 3 (Funding) of Subtitle B of Title 1 of ERISA nor subject to any of the provisions in Title IV (Pension Benefit Guaranty Corporation Plan Termination Insurance) of ERISA, because those portions of ERISA pertain to defined benefit plans described in Section 3(35) of ERISA. Because the Plan is not subject to Title IV of ERISA, there is no PBGC insurance for the Plan.

Employees Who May Participate in the Plan

A full-time employee becomes eligible to participate in the retirement savings section of the Plan (the pre-tax and company matching contributions) on the first day of the quarter that follows the completion of twelve (12) months of service provided such employee has completed at least 1,000 hours of service for the Company during such one year period. Eligibility to contribute to the Plan is suspended during an unpaid leave of absence and during the one year period following a hardship withdrawal.

Employees Who May Not Participate in the Plan

Certain employees are not eligible to participate in the Plan, even if they satisfy the above eligibility requirements. Employees are not able to participate if they fall into one of the following categories: (i) members of collective bargaining units, unless the agreement makes the Plan available to the unit,
(ii) leased employees (employees of outside contractors performing work for Primus).

Contributing to the Retirement Savings Section of the Plan

Generally, ERISA states that participants may contribute the lesser of $30,000 or 25% of their annual compensation to the Plan; this includes all contributions made by the employee and the company. All participant contributions must be in multiples of 1% and must be made through payroll deductions. Participants may defer up to 11% in pre-tax contributions and may not exceed 25% of annual compensation which includes: a participant's base pay, overtime and incentive compensation.

Federal law provides that the maximum amount of annual compensation that may be used for determining participant contributions under the Plan is $150,000, adjusted annually by the Internal Revenue Service ("IRS") to reflect cost of living increases.

How to Contribute

In order to contribute to the retirement savings section of the Plan, participants must complete an Enrollment Form and return it to Compensation / Benefits Planning and Personnel Services Department ("Compensation / Benefits Planning and Personnel Services Department") in Nashville. Participants indicate on the form the percentage of their annual compensation they wish to contribute. Payroll deductions begin as soon as administratively feasible after the form is received by Compensation / Benefits Planning and Personnel Services Department. Participants may change the amount they are contributing effective the first day of a Plan Year quarter. The change will be made as soon as administratively feasible after the form is received.

If a participant wishes to suspend contributions completely, (except for hardship) the Plan requires that contributions remain suspended for a period of at least one month. Payroll deductions will stop as soon as administratively feasible after the form is received by Compensation / Benefits Planning and Personnel Services Department. After one quarter, the participant may resume contributions effective the first day of a Plan Year quarter by submitting a contribution change form.

Pre-tax Contributions

Pre-tax contributions are made to the retirement savings section of the Plan by the Company on behalf of a participant pursuant to a participant's salary reduction agreement. Generally, participants may contribute up to 11% of their annual compensation on a pre-tax basis. However, there are some additional limitations:

        Federal law limits participant contributions on a pre-tax basis to $9,240 per year, adjusted annually by the IRS to reflect cost of living increases. The annual limit was $8,475 for 1991, $8,728 for 1992, $8,994 for 1993, $9,240
        for 1994 and remains unchanged at $9,240 for 1995.

        Each year the Plan must pass certain nondiscrimination tests imposed by the IRS concerning the total participant contributions to the Plan on a pre-tax basis. In order to pass these tests, highly compensated employees (generally, those earning over $60,535 in 1991, over $62,345 in 1992, over $64,245 in 1993, over $66,000 in 1994 and remains unchanged at $66,000 for 1995) are limited in the percentage they are permitted to contribute to the Plan.

The Plan provides participants with various investment choices in which they may invest their pre-tax contributions. These choices under "Investment Funds" are described below.

Rollover Contributions

The Plan accepts rollovers from prior employers' qualified plans, provided such amounts are eligible for rollover treatment under Federal law. The prior employer or prior plan administrator must verify in writing to the Committee that the distribution is eligible for favorable tax treatment and must provide documentation that the prior plan was qualified. Also, the rollover must be completed within 60 days from receipt of the distribution. An individual may also accomplish a rollover to the Plan by making a "direct rollover" from a prior employer's qualified plan. A "direct rollover" is a direct transfer of benefits from one plan to another, in which the individual does not have the benefits in his or her direct possession. Rollover contributions, if any, are not matched and will be invested in accordance with the participant's election on the rollover authorization form, or if no election is made, in the same manner as the participant's current retirement savings contributions.

When you are entitled to receive a distribution of benefits from the Plan, there are several special tax rules that you will need to consider. These rules are briefly discussed below and will be set forth in detail in a Special Tax Notice Regarding Plan Payments that you will be given prior to the date on which you decide how to receive your benefits from the Plan. If your payment from the Plan is an "eligible rollover distribution," then you must decide whether to have it paid directly to you or directly rolled over to another qualified plan or an individual retirement account ("IRA"). Generally, all distributions to you from the Plan will be "eligible rollover distributions," except the following:

        Non-taxable payments. In general, only the "taxable portion" of your Plan distribution is an eligible rollover distribution. Post-tax contributions to the Plan will be non-taxable when they are paid to you, and they cannot be rolled over. Note, however, that any earnings' on post-tax contributions would be taxable when distributed to you and, thus, would be treated as eligible rollover distributions.

        Payments spread over long periods. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for your lifetime (or your life expectancy), or your lifetime and your beneficiary's lifetime (or life expectancies), or a period of ten years or more.

        Required Minimum Payments. Beginning in the year in which you reach age 70.5, a certain portion of your payment cannot be rolled over because it is a "required minimum payment" that must be paid to you.

With regard to your eligible rollover distribution, the tax consequences to you will differ depending on whether you elect a direct rollover or a payment directly to you. If you elect a direct rollover, your payment will not be taxed in the current year and no income tax will be withheld. Also, your payment will be made directly to the IRA or qualified employer plan that you specify. Your payment will be taxed at a later time when you take it out of the IRA or the qualified employer plan.

If, on the other hand, you choose to have your Plan benefits paid directly to you, you will receive only 80% of the payment because the Plan administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes. Your payment will be taxed in the current year unless you decide to roll it over to an IRA or another qualified employer plan on your own. You may be able to use special tax rules (namely, five-year or ten-year averaging or capital gain treatment) that could reduce the amount of tax you owe. However, if you receive the payment before age 59.5, you may also have to pay an additional 10% tax. You can roll over the payment by contributing it to your IRA or to another qualified employer plan that accepts your rollover within 60 days of receiving the payment. The amount rolled over generally will not be taxed until you take it out of the IRA or the qualified employer plan. If you want to roll over 100% of the payment to an IRA or a qualified employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you receive, you will be taxed on the 20% that was withheld and that is not rolled over.

There is a special rule for a payment from the Plan that includes a distribution of Ford Common Stock (see discussion below of Ford Stock Fund). If you qualify for this special rule, you may have the option of not paying tax on the "net unrealized appreciation" of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. For example, if shares in the Ford Stock fund were contributed to your Plan account when the stock was worth $l,000 but the stock was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in the value until you later sold the stock. To qualify for this special rule regarding employer stock, you must receive, within one year, a lump sum distribution of your entire balance under the Plan (and other similar plans of the Company) that is payable to you because you have reached age 59.5 or have separated from service with the Company. You may also qualify for this special rule if the Ford Common Stock included in the payment to you is attributable to post-tax contributions you made under the Plan.

Company Matching Contributions

The Company, at its discretion, may match the first 2% of a participant's pre-tax contributions at the rate of 100% and the next 4% of a participant's pre-tax contributions at the rate of 50%. Matching contributions, if any, are made at the same time as the participant's contributions and may be invested in a choice of four investment funds and Ford Stock described below.

Investment Funds

The Plan provides a choice of four investment funds currently managed by Comerica Bank. Prospectuses or other information for these funds may be obtained by contacting Compensation / Benefits Planning and Personnel Services Department in Nashville. Investment returns for the investment funds available under the Plan are shown in the attached appendix. This appendix shall be updated annually. All participant contributions are invested according to their enrollment investment elections. Company contributions are invested consistent with a participant's elections. When participants originally enroll in the Plan they are sent information describing this procedure. Participants may change their investments as of the first day of each Plan Year quarter. Contributions under the Plan may be invested in multiples of 1% of the participant's pre-tax annual compensation, with a minimum investment of 5% of the participant's contributions allocated to any individual fund available under the Plan.

The price at which an individual has funds invested or divested from a particular investment fund is determined based on the unit price of the fund on the last day of the quarter following the request to transfer into or out of the fund. The value of a unit of a particular fund is generally determined by the dividends paid on shares of stock held by the fund, gains or losses realized on sales of stock held by the fund, appreciation or depreciation in the market price of stock held by the fund, and interest on other investments held by the fund.

Ford Stock Fund

The fund consists of shares of the Common Stock, $1.00 par value, of Ford Motor Company ("Ford"). The value of the fund will rise or fall depending upon the stock's performance in the market. Ford stock is subject to economic factors, the stock market in general, and factors affecting Ford Motor Company in particular.


The trustee may purchase the shares of Ford stock for this investment fund directly from Ford; it may also purchase any needed shares on the open market. In the event the trustee purchases Ford stock directly from Ford, the purchase price shall be the average of the high and low prices of a share of Ford Common Stock on the trading day (which shall mean a day on which the stock is traded on the New York Stock Exchange) designated by the Trustee as the purchase date as reported in The Wall Street Journal under the heading "New York Stock Exchange Composite Transactions," or, if there are no trades on the purchase date, the average of such prices on the preceding trading day. Sales of shares of Ford stock will be made on the open market. Under the trust agreement with the trustee, the trustee has authorized Abel/Noser Corporation to provide brokerage services in connection with any purchases or sales of shares of Ford stock on the open market.

Your proportionate interest in all shares of Ford Common Stock held by this fund will be voted by the Trustee in accordance with such instructions as you may give to the Trustee pursuant to the provisions of the Plan. In the absence of such instructions such shares will be voted by the Trustee proportionately in the same manner as it votes the aggregate of all shares as to which instructions are received from other Plan members. Tendering of Ford stock held by the fund in response to a tender offer shall be passed through to participants. A tender offer is generally an offer to buy shares of stock by a company made directly to the stockholders of another company. Participants may elect to receive the portion of their account invested in the Ford Stock Fund in the form of stock certificates when they are eligible for a distribution from the Plan. The market value of the Fund will increase or decrease with the current market value of Ford Common Stock as traded on various stock exchanges.

Short-Term Fund U.S. Government Securities Fund

The Short-Term U.S. Government Securities Fund seeks to provide as high a level of current interest income as is consistent with maintaining liquidity and stability of principal. This Fund may be an appropriate retirement investment for participants who are looking for basic preservation of capital with a low risk level.

Intermediate Bond Fund

The Intermediate Bond Fund seeks a competitive rate of return which, over time, exceeds the rate of inflation and the rate provided by money market investments. The Intermediate Bond Fund has an intermediate term weighted average maturity that ranges from three to seven years. The Fund's investment philosophy is based on a total rate of return approach emphasizing high quality and active trading.

500 Index Fund

The 500 Index Fund seeks to participate in the long-term growth of the stock market by generating total returns that track the total returns of the S&P 500 Index. The 500 Index Fund is benchmarked to the S&P 500 Index. The Fund holds all of the 500 stocks in the S&P 500 universe. In addition to the S&P 500 stocks, the Fund purchases S&P 500 Index futures to reduce the impact of cash holdings on fund performance and to provide liquidity and flexibility to the management of the Fund. This Fund may be appropriate for the more aggressive investor seeking capital gains.

Core Equity Fund

The Core Equity Fund's objectives are to participant in the long-term capital appreciation of the stock market and to maintain growing stream of income. The Fund invests in the common stocks of high quality companies with consistent and superior earnings per share growth.

Account Statements

Comerica Bank, the present trustee under the Plan, provides participants with printed statements of their accounts approximately 45 days after the close of each calendar quarter.

Vesting

Participants become vested in the value of all Company contributions and earnings on those contributions based upon the number of years of vesting service of a participant. Company contributions are based on the pre-tax employee contributions of the participant and the earnings on those contributions.

The Company matching contributions vest according to the following schedule:

  Years of Vesting Service      Vesting Percentage
  ------------------------      ------------------

          1 year                      20%
          2 years                     50%
          3 years                    100%

Participants who leave the Company prior to completing three years of vesting service will be treated as fully vested in the Company's contributions if one of the following occurs:

        The participant becomes permanently and totally disabled and qualifies for benefits under the Long-Term Disability Plan.

        The participant dies while employed by the Company.

Generally, vesting service is measured from the starting date of employment until the date the employee leaves the Company. Fractional years are not counted in determining vesting service. If an employee terminates employment with the Company and later rejoins the Company, all service before and after the period of absence will be added together. If a former participant is rehired within 12 months after the date he/she terminated employment, he/she will also be given credit for vesting service during the period of absence.

Forfeitures of Non-Vested Amounts

If participants terminate employment before they are fully vested, they will forfeit their right to any non-vested balance of the Company contributions.

However, if they are re-employed before incurring a "five year break in service" and have not received a distribution of their vested account balance, the amount previously forfeited will be credited to their account. If participants are reemployed before incurring a five year break in service and received a distribution of their vested account balances, they may "buy back" the non-vested balance within five years of reemployment. More information regarding the "buy back" process may be obtained from Compensation / Benefits Planning and Personnel Services Department in Nashville.

For these purposes, a "five year break in service" consists of five consecutive 12-month periods beginning on the date an employee terminates employment with the Company. Certain approved leaves of absence will not cause a break in service period to begin unless the participant does not return when the approved leave is over.

Withdrawals While Employed

The Plan allows you to make withdrawals from your Prime Account with restrictions. Withdrawal rules vary depending on the type of assets involved, your age, and other factors. If you withdraw Elective Deferral Account assets and are not partially vested, you will forfeit the related Participating Employer Contribution account assets.

Company Matching Contribution Account

You may withdraw all or a portion of your Company Matching assets that are vested effective at the end of any quarter, but active employees may withdraw Company Matching assets only after they have been in the Plan for two full years from the time the contributions were made.
Elective Deferral Account

You may withdraw all or a portion of your Elective Deferral
Account assets anytime after you reach the age of 59.5 or terminate employment or have an approved financial hardship.
The requirements for a financial hardship are:

     You must have an immediate and heavy financial need.

     The distribution must be necessary to satisfy such financial need.

     The amount of hardship withdrawal cannot be in excess of the heavy financial need.

The following expenses are deemed to constitute immediate and heavy financial needs:

     Deductible medical expenses incurred by you, your spouse, or any of your dependents.

     The purchase (excluding mortgage payments) of your principal residence.

     Tuition for the next semester or quarter of post secondary education for you, your spouse, children or dependents.

     The payment of amounts necessary to prevent your eviction from your principal residence, or foreclosure on the mortgage of your principal residence.

Hardship withdrawals are limited to the value of your Elective
Deferral Account contributions made after December 31, 1988 but not earnings on these contributions.

If your hardship is approved, you will be prohibited from making Elective Deferral Account (pre-tax) contributions to the Plans of the Company for 12 months, through payroll deduction or any other
type of compensation.   Payroll deductions will be restarted 12
months later if you re-enroll in the Plan.

If you're considering a hardship withdrawal, contact Compensation/ Benefits Planning and Personnel Services Department for more information.

Benefits Paid Upon Termination

Generally, any distribution of pre-tax contributions of a participant, Company contributions or earnings credited to your account will be subject to income tax. In addition, as a general rule, any distribution after termination of employment of taxable amounts that are made before age 59.5 will be subject to an additional penalty tax of 10% unless rolled over into an IRA or another qualified plan. For these reasons, participants are encouraged to consult their tax advisor about the tax impact of a distribution. The discussion above under the section entitled Rollover Contributions is also relevant here.

If you seperate from employment before your retirement, death or disability, you may request early payment of the vested portion of your Prime Account balance by submitting a written request to the Compensation Benefits Planning and Personnel Services Department in Nashville. If the vested portion of your Prime Account balance at the time of termination exceeds $3,500, you may defer the payment of your benefit until April 1 of the calendar year following the calendar year during whch you attain age 70.5. Even if you initially elect to defer your benefit payment, you may change your election at any time and request immediate payment of the vested portion of your Prime
Account balance. The Company has the option to pay immediately any vested portion of your Prime Account balance not in excess of $3,500. The portion of your Prime Account balance to which you are not vested is called a "forfeiture" and remains in the Plan to reduce future employer contributions to the Plan. The value of the benefit an the manner and time of payment are determined by the following rules:

     The participant may elect to receive this balance as a lump-sum distribution. 20% of the taxable portion of the distribution will be withheld to cover Federal income taxes.

     The participant may elect to directly roll over the taxable portion of the distribution into an IRA or another qualified plan.

     The participant may elect to receive part of the distribution paid directly to him/her (with 20% of the taxable portion of the distribution withheld for Federal income taxes) and elect to directly roll over the remaining taxable portion of the distribution to an IRA or another qualified plan.

     The participant may elect to receive stock certificates representing the portion of their account invested in the Ford Stock Fund.

     The participant may elect to defer payment until age 65.

     Generally, the amount of the distribution (i.e., the value of the account) will be determined at the time the payment is processed.

Participants with outstanding loan balances at termination should read the section below entitled "Loans From the Plan."

Death Benefits

Beneficiaries are designated on a form provided by Compensation / Benefits Planning and Personnel Services Department in Nashville. If participants are married, they must designate their spouse unless the spouse consents in writing to the naming of another beneficiary. If no designated person survives, the beneficiary will be the estate of the participant. The beneficiary will be able to choose the payment in cash, whole shares or a combination. The account balance will be paid to the beneficiary as soon as administratively possible. Compensation / Benefits Planning and Personnel Services Department must receive a distribution form and death certificate to process the distribution.

Loans From the Plan

Participants may borrow up to 50% of their vested account balance, but all outstanding loans may not total more than $50,000. The Plan also requires the minimum amount of any loan to be at least $1,000. The number of loans outstanding at any time is limited to two.

The term of any loan is from one to five years. However, if the proceeds of the loan are to be used to purchase a primary residence, the term of the loan may be extended to 10 years. For terms over five years, participants are required to submit complete documentation regarding the purchase of the home.

The rate of interest paid is determined at the time the loan is requested and is fixed over the term of the loan. Interest will be charged on loans at a reasonable rate which is equal to that charged by the Trustee for commercial loans made under similar circumstances, on the date the loan is approved by the Plan administrator. Every loan applicant will receive a clear statement of charges involved in each loan transaction. This statement will include the dollar amount and interest rate of the finance charge.

The loan repayments (principal plus interest) are deducted from the participant's paycheck and deposited into the participant's loan account as provided in the Plan. Participants may pay off their loans in full at any time without penalty. No partial prepayments are allowed. Missed payments must be made up in one of two ways:

    1.)       Payments may be made through payroll deductions ;
    2.)       By payment in full by the participant of a lump-sum
              amount.

Upon termination of employment, the outstanding loan balance will be automatically deducted from the final distribution, but the participant may owe taxes on all or part of this amount.

The amount of the loan is funded from the participant's Elective Deferral Account. The outstanding account balance following distribution of the loan proceeds will not be invested in any of the investment options, but rather will be earning interest for the participant's account at the stated interest rate until repaid in full or total account liquidation. Loan proceeds and repayments are taken from and repaid to the participant's Elective Deferral Account on a pro-rata basis.

A loan from the Plan is generally not taxable. However, if the participant does not make the payments as scheduled, the loan may be considered in default. In addition, Federal laws require that the Plan treat certain defaults as distributions from the Plan, which may have tax and penalty implications for the participant.

If the participant leaves the Company before the loan is fully repaid, the outstanding account balance will be subject to taxes and possibly early distribution penalties, even though the amount was not paid in cash at the time of the participant's termination.

Participants may obtain loans by calling the Compensation /
Benefits Planning and Personnel Services Department in Nashville.
Terms of the loan will be discussed at that time. Processing time may vary depending on the transaction volume, but participants should expect four weeks processing time.

Plan Administration

Contributions to the Plan are placed in an independent trust fund, which is administered by the Trustee. It is the responsibility of the Trustee, currently Comerica Bank, to administer all funds under the Plan. These funds are then invested for the exclusive benefit of the Plan participants. All or a portion of the contributions made by the Company for Plan participants who do not become fully entitled to (i.e., 100% vested in) a benefit remain in the trust fund to reduce Plan costs.

Neither the Plan nor the Plan administrator will be responsible for errors in contribution percentage or allocation of investments designated by the employee unless Compensation / Benefits Planning and Personnel Services Department in Nashville is notified within 60 days after receipt by the participant of the applicable confirmation or regular periodic statement, whichever is earlier, which contains the error. No errors in contributions may be corrected after the close of the tax year applicable to such contributions.

The Plan is a self-directed Plan, meaning that each participant directs the investment of his or her account among the authorized investment funds. Neither the Trustee nor the Company will be responsible for losses on investments.

Tax Consequences to the Company

The Company is currently entitled to deduct on its tax return the amounts that it contributes as Company matching contributions to the Plan because of the Plan's qualified status under Section
401(a) of the Internal Revenue Code of 1986, as amended.

Benefits and Claim Procedure

Benefits under the Plan are solely for participants, and generally a participant may not assign or hypothecate his or her interest in the Plan. Also, a participant may not create a lien on any funds, securities, or other property held by the Plan. However, the Plan must honor qualified domestic relations orders in assigning benefits for a divorce settlement or for child support payments.

The Committee may request that participants file written claims and provide certain information before they receive benefits. If the Committee denies the claim in whole or in part, the Committee will send the participant or participant's beneficiary a notice that will include:

     Specific reasons for denial;

     Specific references to plan provisions that were considered in the denial;

     A description of additional material or information needed and why it is needed to approve the request; and

     Information about how to request a review (described below).

The notice will be sent within 90 days after the claim is received. If the notice is not received within this time, a participant may request to have the Committee review the decision.

When a claim has been denied by the Committee, the participant or the participant's beneficiary may:

     Submit a written application to have the claim reviewed;

     Review any documents that may have affected the Committee's decision; or

     Submit issues and comments in writing.

The participant or the participant's beneficiary must submit the review application within 60 days after the claim has been denied. The written application should be sent to Compensation / Benefits Planning and Personnel Services Department in Nashville at:

   Primus Automotive Financial Services, Inc.
   One Burton Hills Boulevard
   P.O. Box 150395
   Suite 350
   Nashville, Tennessee  37215

Compensation / Benefits Planning and Personnel Services
Department will answer any questions the participant or the participant's beneficiary may have and forward the application to the Committee.

The Committee will normally consider claim reviews at its next scheduled meeting; however, if the application is received less than 30 days prior to the next meeting, then the review will be made at the second meeting after receipt of the application. If a hearing is required, the Committee will consider the review at its next meeting after the hearing, but not later than the third quarterly meeting after the application is received. When the Committee requires an extension of time, the participant or the participant's beneficiary will be notified of such in writing. The extension will not be longer than the original period for review. Once the Committee has made a decision on the review, the participant or the participant's beneficiary will be notified of such in writing. This notice will include specific reasons (and references to plan provisions) for the denial, and will be sent as soon as reasonably possible, but generally within 30 days of the date the Committee has made a decision on the review.

If after the above has taken place the participant or beneficiary feels he or she was wrongly denied benefits, he or she may file suit in the appropriate court.

Other Information Required by Securities Laws

The following documents filed or to be filed with the Securities and Exchange Commission are incorporated herein by reference:

     Ford's and the Plan's latest annual reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") which contain, either directly or by incorporation by reference, certified financial statements for Ford's latest fiscal year for which such statements have been filed.

     All other reports filed pursuant to Sections 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in the preceding paragraph.

     The description of Ford's Common Stock contained in Registration No. ?2-50792? filed by Ford under the Securities Act of 1933.

All documents subsequently filed by Ford pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Ford will provide without charge to each individual to whom a copy of this material is delivered, upon written or oral request of such individual, a copy of any and all of the information that has been incorporated by reference in this material (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this material incorporates) and any other documents required to be delivered to participants. Written or telephone requests for such information should be directed to:

                   Ford Motor Company
                   Stockholder Relations Department
                   P.O. Box 1899
                   Dearborn, Michigan 48121-1899

                   Telephone (313) 845-8540.

Administrative Charges Against Investment Funds and/or Plan

Expenses and fees charged by the investment funds are described in the prospectuses for each fund, which you may obtain by contacting the Plan administrator at the address below. All other expenses in connection with the Plan are paid for by the Company.

                    Comerica Bank
                    Special Projects Administration
                    Primus Automotive Financial Services, Inc.
                    Prime Account
                    P.O. Box 75000
                    Detroit, Michigan  48275-3432

Other ERISA Information

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all participants shall be entitled to:

     Examine, without charge, at the Plan administrator's office and at other specified locations all Plan documents, including any insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

     Obtain copies of all Plan documents and other Plan information upon written request to the Plan administrator. The administrator may make a reasonable charge for the copies.

     Receive a summary of the Plan's annual financial report. The Plan administrator is required by law to furnish each participant with a copy of this summary annual report.

     Obtain a statement telling you whether you have a right to receive a pension at normal retirement age under the plan (age
     65) and if so, what your benefits would be at normal retirement age if you stop working now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to receive a pension. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

The only entity sponsoring the Plan is the Company. If you are uncertain of whether an entity sponsors the Plan, you may contact Compensation / Benefits Planning and Personnel Services Department in Nashville for clarification. The Company's employer identification number (EIN) is 16-0998154, and the Plan number is
001. The Committee is the agent for service of legal process and the address on page 1 hereof is to be used for such service. Service of legal process may also be made on the trustee or the Plan administrator.

In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. If your claim for a pension benefit is denied in whole or in part you must receive a written explanation of the reason for the denial.

You have the right to have the Committee review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Committee and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit. If it should happen that Plan fiduciaries misuse the investments made under the Plan, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area office of the U.S. Labor-Management Services Administration, Department of Labor.

              Public Disclosure Room, N 5507
              Pension & Welfare Benefit Administration
              U.S. Department of Labor
              200 Constitution Avenue, NW
              Washington DC, 20210